Exhibit 99.3

PRESS RELEASE

FOR IMMEDIATE RELEASE	Investor contact: Jill Peters
(818) 871-8342
jpeters@thecheesecakefactory.com

Media contacts: Kelly Striewski / Heather McGuire
B|W|R Public Relations
(310) 248-6164 / (310) 248-6141
kstriewski@bwr-la.com / hmcguire@bwr-la.com

THE CHEESECAKE FACTORY COMMEMORATES

NATIONAL CHEESECAKE DAY ON JULY 30

Company Launches Anniversary Website to Celebrate 30 Delicious Years

Calabasas Hills, CA – July 29, 2008 – It was first served to Olympic athletes in Ancient Greece in 776 B.C. then became popular in America after a dairyman invented cream cheese in 1872.  Now, America’s favorite dessert gets its due respect, with its very own holiday—National Cheesecake Day. In celebration of this momentous occasion on July 30, The Cheesecake Factory® restaurants will offer every delicious slice of its more than 30 varieties of cheesecake with a dollop of nostalgia by featuring all cheesecakes at $1.50 per slice, limit one per dine-in guest, on that day—the same price cheesecakes were sold when the restaurant first opened in 1978.

This year marks the 30th anniversary of The Cheesecake Factory’s first restaurant opening and the Company will be serving up several sweet initiatives throughout the year, including the launch of a special website (www.cheesecakeanniversary.com) that will highlight various anniversary activities.  Among other initiatives, a limited edition cheesecake – the 30th Anniversary Chocolate Cake Cheesecake – will be introduced on July 30, with $0.25 from the sale of each slice sold this year benefiting the national hunger-relief organization, America’s Second Harvest – The Nation’s Food Bank Network.

“National Cheesecake Day is a terrific day for us to kick-off our 30th anniversary activities and a wonderful opportunity for us to celebrate the occasion with our guests,” said David Overton, Chairman and CEO.  “Still utilizing my mother’s original cheesecake recipe is a tribute to her sense of quality and taste, and that magic is still alive today.

“We are pleased to commemorate this milestone with the introduction of our special anniversary cheesecake and to donate a portion of the proceeds to support America’s Second Harvest.  This organization helps supply food to 25 million people each year in the communities that we are part of.  We are proud to be affiliated with America’s Second Harvest,” concluded Overton.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated (NASDAQ: CAKE) created the upscale casual dining segment in 1978 with the introduction of its namesake concept and continues to define it today.  The Company operates 143 restaurants throughout the U.S. under The Cheesecake Factory® name with an extensive menu of more than 200 items.  Grand Lux Cafe®, the Company’s second concept, has 13 units in operation across the U.S. offering a broad menu of more than 150 items.  The Company also operates one unit of its newest concept, RockSugar Pan Asian Kitchen™, and two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 60 varieties of quality cheesecakes and other baked products.  Additionally, the Company licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® mark.  For more information, please visit thecheesecakefactory.com.

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